EXHIBIT A

                           JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an Amendment on Schedule 13D (and subsequent amendments) with respect to the Common Stock, par value $.01 per share, of Donna Karan International Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized have executed this Joint Filing Agreement this 19th day of January, 2001.





/s/ Donna Karan
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Donna Karan


/s/ Stephan Weiss
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Stephan Weiss



The Trust Under Trust Agreement Dated February 2, 1996 For Benefit Of Lisa Weiss Keyes, Corey Weiss, and Gabrielle Karan


by /s/ Stephan Weiss
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Name:  Stephan Weiss
Title: Trustee